Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer
(800) 332-9766
www.dawson3d.com

Dawson Geophysical to Issue Third Quarter 2016 Results and

Hold Investor Conference Call

MIDLAND, Texas, October 27, 2016/PRNewswire/Dawson Geophysical Company (NASDAQ: DWSN) announced today that it plans to publicly release preliminary and unaudited financial results for the quarter ended September 30, 2016, the Company’s third quarter of fiscal 2016, before the market opens on Thursday, November 3, 2016. An investor conference call to review the third quarter results will be held on Thursday, November 3, 2016, at 9:00 a.m. Central Time.

Date:	Thursday, November 3, 2016

Time:	10:00 AM ET
9:00 AM CT
8:00 AM MT
7:00 AM PT

Call:	1-888-397-5362 (US) and 1-719-325-2248 (Toll/International)

Internet:	Live and rebroadcast over the internet, log onto http://www.dawson3d.com

Replay:

Available until Sunday, December 4, 2016, at 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International), Passcode 7667218, and available until December 4, 2016 on the Company’s web site at http://www.dawson3d.com

About Dawson Geophysical Company

Dawson Geophysical Company is a leading provider of U.S. onshore seismic data acquisition services with operations throughout the continental United States and Canada.  Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; high fixed costs of operations and high capital requirements; operational disruptions; changes in economic conditions; industry competition; reduced utilization; the potential for contract delays, reductions or cancellations of service contracts; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; disruptions in the global economy; whether the Company enters into turnkey or dayrate contracts; crew productivity;  the availability of capital resources; limited number of customers; and credit risk related to our customers. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K that was filed with the Securities and Exchange Commission on March 16, 2016. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.